[Certain identified information has been excluded from this exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed]

SECOND AMENDMENT TO

FUND SERVICES AGREEMENT

THIS SECOND AMENDMENT TO FUND SERVICES AGREEMENT (this

“Amendment”) is effective as of June 1, 2018, and is made by and between Gemini Fund Services, LLC, a Nebraska limited liability company (“GFS”), and Miller Investment Trust, a Delaware statutory trust (the “Trust”).

WHEREAS, GFS and the Trust are parties to that certain Fund Services Agreement dated

October 15, 2010, as amended (the “Agreement”); and

WHEREAS, the U.S. Securities and Exchange Commission has adopted new rules and forms to modernize the reporting and disclosure of information by registered investment companies (the “Reporting Modernization Rules”); and

WHEREAS, GFS seeks the Trust’s approval of additional fees associated with the preparation and filing of the newly adopted forms as required by the Reporting Modernization Rules to cover the increased cost to GFS of providing such services; and

WHEREAS, the Trust’s Board of Trustees is agreeable to the aforementioned additional fees.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.	Amendments.

(a)	Section 6 of Appendix I to the Agreement hereby is deleted in its entirety and replaced with the following:

6) Provide all raw data available from its mutual fund accounting system for the Fund’s investment adviser or the administrator to assist in preparation of the following:

a.	Semi-annual financial statements;
b.	Annual form N-CEN and annual tax returns;
c.	Financial data necessary to update form N-1A; and
d.	Annual proxy statement.

(b)	Section 9 of Appendix II to the Agreement hereby is deleted in its entirety and replaced with the following:

9) In consultation with legal counsel for the Trust, assist in and monitor the preparation, filing, printing and where applicable, dissemination to shareholders of the following:

a.	amendments to the Trust’s Registration Statement on Form N-1A;
b.	periodic reports to the Trustees, shareholders and the SEC, including but not limited to annual reports and semi-annual reports;
c.	notices pursuant to Rule 24f-2;

d.	proxy materials; and
e.	reports to the SEC on Forms N-SAR, N-CEN, N-CSR, N-Q, N-PORT, N-23c-3 and N-PX (as applicable).

(c)	Appendix IV to the Agreement hereby is amended by inserting the following paragraph h. immediately after paragraph g. under Fund Administration and Fund Accounting Fees, Section 3:

d. Reporting Modernization fees. Each Fund shall pay a monthly reporting modernization fee for third-party data and technology and personnel costs associated with N-PORT and N-CEN filings. Current annual charges are as follows, but are subject to change from time-to-time upon written notice from GFS:

[Omitted]

2.	Miscellaneous.

(a)	Except as hereby amended, the Agreement shall remain in full force and effect.

(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer as of the date and year first above written.

MILLER INVESTMENT TRUST GEMINI FUND SERVICES, LLC

By: __/s/ Greg Miller___________________ By: __/s/ Kevin Wolf______________________

       Name: Greg Miller                                                   Name: Kevin Wolf

   Title: President                                                         Title: President